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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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                  TENET HEALTHCARE CORPORATION
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                 (Name of Registrant as Specified In Its Charter)

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           (Name of Person(s) Filing Proxy Statement, if other than the
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                                  [TENET LOGO]

Jeffrey C. Barbakow
Chairman of the Board
Chief Executive Officer


September 25, 2000


Dear Fellow Shareholder:

     As a reminder, our annual meeting of shareholders will be held on Wednesday, Oct. 11, 2000 at 9:30 a.m. PDT at the Regent Beverly Wilshire Hotel in Beverly Hills, Calif. You are cordially invited to attend the meeting, and you may vote in person even if you have returned your proxy card in advance of the meeting.

     Earlier this month, I wrote to you about a proxy contest launched by M. Lee
Pearce, M.D., of Miami Beach, Fla., seeking to remove from your Board myself and two other Tenet directors, Father Lawrence Biondi, S.J., the president of Saint
Louis University, and Van B. Honeycutt, the chairman and chief executive officer of Computer Sciences Corporation. By now, you may have received proxy materials or read paid newspaper advertisements from the "Tenet Shareholder Committee
L.L.C.," as Dr. Pearce calls his committee of one.

     In earlier materials, Dr. Pearce focused his attacks on Tenet's financial performance. YOUR BOARD CONTINUES TO BELIEVE THAT THESE CRITICISMS ARE
UNWARRANTED AND MISLEADING, AND THIS BELIEF HAS GROWN ONLY STRONGER IN LIGHT OF
THE COMPANY'S SOLID OPERATING PERFORMANCE AND INCREASED SHARE PRICE. Initiatives we put in place long ago to enhance our operations and improve our market position are clearly showing results. I am enclosing for your information a copy of Tenet's recent news release about its expected favorable first-quarter results.

     Recently, Dr. Pearce has shifted to attacking our employees' efforts and dedication, as well as my compensation. WE BELIEVE THESE CRITICISMS ARE EQUALLY
UNWARRANTED AND MISLEADING. In his attacks on my compensation, Dr. Pearce cites a March 31, 2000, article by Bloomberg News columnist and executive compensation analyst Graef Crystal. After seeing that Dr. Pearce quoted him in his filings, Mr. Crystal undertook a review of Tenet's financial performance and my compensation. On September 15, 2000, he published a second article, entitled "An
Odd Time to Attack Tenet Healthcare." With Bloomberg's permission, we have attached a copy of that article for your review.

     I want you to know how much I believe in this company, its employees and its prospects. Since I became chairman and chief executive officer in 1993, I have earned cash compensation (base salary plus bonus) totaling slightly less than $15 million. I have invested every penny of that, and then some - more than $17 million - in Tenet stock


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because I feel so strongly about the course we have set for this company. AS A
LARGE INDIVIDUAL SHAREHOLDER AND AS SOMEONE WHO HAS DEVOTED SEVEN YEARS TO
TURNING THIS COMPANY AROUND AND BUILDING SHAREHOLDER VALUE, I FEEL PASSIONATELY
ABOUT THE EXCELLENT JOB WE HAVE DONE AND ARE DOING TO PROVIDE QUALITY CARE AND
SERVICE TO EVERY PATIENT WHO COMES THROUGH OUR DOORS AND TO ADAPT TO THE RAPID
CHANGES SWEEPING OUR INDUSTRY.

     I urge you to read what independent third parties such as Graef Crystal have to say about Tenet's financial performance and other matters raised by Dr.
Pearce. I am confident that once you have reviewed Tenet's true story and understand who Dr. Pearce is - including his history of waging proxy fights, initiating litigation (including litigation against Tenet and its subsidiaries) and extracting substantial premiums for his shares - you will return your WHITE proxy card in favor of your Board's nominees for director.

     Your vote is important to the future of Tenet. As you consider that vote, it's essential to keep in mind that, through the hard work and dedication of our employees and with the support of our shareholders, Tenet has achieved its success during a remarkable period of transformation for the U.S. hospital industry. While some competitors continue to struggle and we hear about more hospital closures, Tenet has reacted quickly and successfully to the profound changes going on in our business. The proof lies in the results we have reported and will report. It also lies in the solid foundation for a bright future we have built by emphasizing quality and service, recruiting and retaining the best people, and adapting the promise of technology to our hospital operations.

     Your board and management believe that Tenet is on the right path and is making enormous strides toward an even better future. We hope you agree and we urge you to vote the WHITE proxy card in favor of your board's nominees for director. If you support Tenet's nominees, you should DISCARD any gold proxy card you may receive. IF YOU HAVE INADVERTENTLY MAILED A GOLD PROXY CARD, WE
URGE YOU TO SEND IN THE ATTACHED WHITE PROXY CARD, SINCE ONLY YOUR LATEST DATED
PROXY CARD WILL BE COUNTED. If you have questions, please contact our proxy solicitor:

                        GEORGESON
                        SHAREHOLDER
                        COMMUNICATIONS INC.
                        17 State Street, 10th Floor
                        New York, NY  10004
                        (800) 223-2064 (Toll Free)
                        Banks and brokerage firms please call collect:
                        (212) 440-9800

     We appreciate your support.

Sincerely,


/s/ JEFFREY C. BARBAKOW
------------------------
Jeffrey C. Barbakow
Chairman and Chief Executive Officer


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  [LOGO]                                                                     N E W S  R E L E A S E
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Tenet Healthcare Corporation
Headquarters Office
3820 State Street
Santa Barbara, CA 93105
Tel 805.563.6855
Fax 805.563.6871

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                                                  Investor Contacts:       Paul Russell (805) 563-7188
                                                                           Diana Takvam (805) 563-6883
                                                  Media Contact:           Harry Anderson (805) 563-6816

                TENET HEALTHCARE PREVIEWS FIRST QUARTER RESULTS;
                           EXPECTS TO BEAT CONSENSUS

    SANTA BARBARA, CALIF.--SEPT. 12, 2000--Tenet Healthcare Corporation (NYSE:
THC) today previewed results for its first quarter of fiscal 2001, ended Aug. 31, 2000, announcing that it expects to exceed analysts' current consensus estimates of $0.44 earnings per share from operations. In the prior-year quarter Tenet reported $0.39 earnings per share from operations.

    Consistent with the Securities and Exchange Commission's new fair disclosure guidelines, the company issued today's announcement prior to making presentations at institutional investor conferences this week.

    The better-than-anticipated earnings were spurred in part by strong admissions trends and by continuing upward trends in pricing. The company said admissions to hospitals it has owned for more than 12 months were very strong in the first quarter, rising approximately 4 percent over the year-ago quarter. It said the upward trend in pricing stems from continued strong commercial pricing. Looking forward, the company expects continued strength in commercial pricing, as well as better Medicare reimbursement relative to the recent past.

    The company also said that it reduced debt by approximately $240 million during the first quarter, a significant improvement over the prior-year quarter when the company's total debt increased approximately $130 million.

    "We are gratified by the obvious success of our operating strategies," said Jeffrey C. Barbakow, Tenet chairman and chief executive officer. "Initiatives we implemented 18 months ago are now producing results. The strength of the first quarter should bode well for the remainder of fiscal 2001."

    The company expects to announce detailed first quarter results on October 3, 2000. That announcement will be made via press release, followed by a conference call broadcast to all interested parties via WWW.STREETFUSION.COM or via a link on the company's website, WWW.TENETHEALTH.COM.

    Tenet Healthcare, through its subsidiaries, owns and operates 110 acute care hospitals with 26,939 beds and numerous related health care services. The company employs approximately 106,000 people serving communities in 17 states and services its hospitals from a Dallas-based operations center. Tenet's name reflects its core business philosophy: the importance of shared values among partners--including employees, physicians, insurers and communities--in providing a full spectrum of health care. Tenet can be found on the World Wide Web at WWW.TENETHEALTH.COM.

                                     # # #

        Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

@ Bloomberg News
(REPRINTED BY PERMISSION)

                     AN ODD TIME TO ATTACK TENET HEALTHCARE
                                By Graef Crystal

         (GRAEF CRYSTAL IS A COLUMNIST FOR BLOOMBERG NEWS. THE OPINIONS
                            EXPRESSED ARE HIS OWN.)

     San Diego, Sept. 15 (Bloomberg) A month ago I was throwing lazy pitches in the bullpen, getting ready to take a blast at Jeffrey C. Barbakow, chief executive of Tenet Healthcare Corp.

     After all, Barbakow's pay in 1999 weighed in at $22.7 million, or 67 percent over the market, according to my calculations. Would he again rank among the overpaid when the Santa Barbara, California-based hospital operator reported compensation for the fiscal year ended May 31?

     I was still getting ready to dive into the company's proxy statement when a missive crossed my desk that seemed to confirm the worst about Barbakow. On Sept. 7 a dissident shareholder, Dr. M. Lee Pearce, unloosed a broadside against Tenet generally and Barbakow specifically. Pearce, the chairman of Le@P Technology Inc., lambasted Barbakow's poor performance and high pay.

     Aha, I crowed, just what I suspected. Then I realized I was staring into a mirror, because Pearce's source for calling Barbakow overpaid was me. He cited my March 31 pay study that ranked Barbakow seventh most overpaid among CEOs whose companies ranked in the bottom 25 percent of stock performance.

     Granted I am my own favorite author, but having taught at the University of California at Berkeley for some 10 years, I still carry the notion that it is not kosher to cite yourself as the confirmation of your own conclusions. So off I went to Tenet's latest proxy, filed Aug. 15, to get the most recent numbers.

A SURPRISING DISCOVERY

     I went to look, not just at his pay and performance in the most recent fiscal year, but also at his overall tenure as CEO. What I found was not the overpaid, underperforming CEO I expected. Rather, I found a CEO who was neither overpaid nor underpaid and whose performance couldn't be characterized as canine-like.

     While Barbakow was certainly overpaid in the fiscal year ended May 31, 1999, his pay was 42 percent under the market during the three previous years, according to my analysis, which takes into account company size, industry and performance. And in the most recent year, ended May 31, 2000, he once again reverted to being underpaid. His total pay of $3.1 million positioned him 77 percent under the market. Combining all five years together, Barbakow was 13 percent under the market.


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     On the performance front, I measured Barbakow's total shareholder returns from May 28, 1993, (he became CEO on June 1 that year) through yesterday's close. During that period, Barbakow delivered a total return of 19.2 percent a year, a level that was 96 percent of the 20.1 percent return of the Standard & Poor's 500 Index and 88 percent of the S&P Healthcare Index's return.

     In its latest proxy, Tenet lists four companies it sees as directly comparable. Of these, three had a stock price record stretching back to May 28, 1993. Tenet stacked up well against one and trailed two. Tenet's annual 19.2 percent return far exceeded the 10.9 percent return of HCA-The Healthcare Corp., but it lagged the 33.4 percent return of Health Management Associates Inc. and the 36.8 percent of Universal Health Services Inc.

TAKE THE LONG VIEW

     Barbakow's case underscores the necessity to avoid attacking a CEO over his pay in a single year before looking at his pay over a number years. Tenet's board gave Barbakow large stock options in fiscal 1993, his first year on the job, and then in fiscal 1994, 1996 and 1999. But it gave him no options in fiscal 1995, 1997 and 2000. Thus, he could be seen as underpaid or overpaid, depending on the year you chose to examine. But over his entire career, he has definitely not been overpaid.

     Which makes me wonder why the good Dr. Pearce chose this moment to mount an assault on Tenet and Barbakow. Granted there have been years when Tenet performed quite poorly. For example, in the fiscal year ended May 31, 1999, the company's stock delivered a negative 30 percent total return, compared to a positive 21 percent return for the S&P 500 Index. And in the year ended May 31, 2000, the company generated only a 4.6 percent return, against a 10.5 percent return for the S&P 500 Index.

GOOD YEAR SO FAR

     But between Feb. 28, when the stock was selling for only 17.38 (its low point in 2000), and yesterday's close, when the stock closed at 34.19, Tenet's shareholders enjoyed a return of 96.9 percent. That's a higher return than any of the company's four named competitors and a return that was more than four times that of the S&P Healthcare Index during the same period.

     One of those shareholders sharing in the enjoyment is the good Dr. Pearce, who owns some 250,000 shares, which, he notes, is four times the number held by Tenet's outside directors combined. Pearce has seen the value of his holdings increase by $4.4 million in just seven months.

     Timing, it is said, is everything. If that is true, then Dr. Pearce needs to consider folding his tent and waiting for a propitious season before renewing his attack.


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